Exhibit 99.1


================================================================================
                                  NEWS RELEASE
================================================================================

Release Date:   Friday, October 31, 2008

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2008 Third Quarter Operating Results (unaudited)

      Oneida, NY, October 31, 2008 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced third quarter operating results. Third quarter results were negatively impacted by the disruption in the financial markets and in particular the significant decline in value of Federal Home Loan Mortgage Corporation ("Freddie Mac") perpetual preferred stock following the announcement by the United States Treasury and the Federal Housing Finance Agency ("the FHFA") that the government sponsored enterprise was placed under conservatorship. Additionally, the FHFA eliminated the payment of dividends on common stock and preferred stock and assumed the powers of the Board and management of Freddie Mac which adversely impacted the market value of this investment. Management of the Company has recorded a non-cash charge to earnings reflecting the decrease in market value of Freddie Mac preferred stock and certain other investment securities. The Company recorded a net loss for the three months ending September 30, 2008 of $4.4 million, or a loss of $0.57 per share compared to net income of $931,000, or $0.12 basic earnings per share, for the three months ended September 30, 2007. Earnings per share from operations for the three months ended September 30, 2008 excluding the impact of the non-cash charges was $0.11 per share. The net loss for the current quarter was primarily due to non-cash investment losses, an increase in non-interest expense and an increase in the provision for loan losses in the third quarter of 2008 as compared with the same period in 2007. These increases were partially offset by an increase in net interest income and a decrease in the provision for income taxes.

      The non-cash investment losses have also resulted in a net loss for the nine months ended September 30, 2008 of $3.4 million, or a loss of $0.43 per share, as compared with net income of $2.4 million or $0.32 basic earnings per share for the same period in 2007. The decrease in net income for the nine months ending September 30, 2008 is primarily the result of cumulative non-cash charges to earnings reflecting a decrease in market value of certain investment securities during 2008. Net income from operations for the nine months ending September 30, 2008, as referenced in the table below, was $2.4 million or $0.31 per share. This compares to net income from operations for the nine months ended September 30, 2007 of $2.4 million, or $0.32 per share. Net income from operations for the nine months ended September 30, 2008 as compared with September 30, 2007 reflects an increase in net interest income, an increase in non-interest income and a decrease in the provision for income taxes, partially offset by an increase in non-interest expense and an increase in provision for loan losses. The acquisition of The National Bank of Vernon and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York both completed in the second quarter of 2007 contributed to the increase in non-interest expense.

Reported Results (including non-cash gains and losses recognized under FAS 159)
     (All amounts in thousands except net income per diluted share)

                                               Year to Date      Year to Date
                                                Sept. 30,          Sept. 30,
                                                  2008               2007
                                                ---------------------------
            Net interest income                 $ 11,514           $ 10,065
            Provision for loan losses                275                 --
            Investment (losses) gains             (7,843)                 1
            Non-interest income                   13,567             13,334
            Non-interest expense                  21,536             20,024
            Net (loss) income                   $ (3,353)          $  2,433
            Net (loss) income per
                basic share                     $  (0.43)          $   0.32


Operating Results / Non-GAAP (excluding non-cash gains and losses recognized under FAS 159) (All amounts in thousands except net income per diluted share)

                                               Year to Date      Year to Date
                                                Sept. 30,          Sept. 30,
                                                  2008               2007
                                                ---------------------------
            Net interest income                 $ 11,514           $ 10,065
            Provision for loan losses                275                 --
            Investment gains                          24                  1
            Non-interest income                   13,567             13,334
            Non-interest expense                  21,536             20,024
            Net income                          $  2,390           $  2,433
            Net income per
                basic share                     $   0.31           $   0.32

      The table above summarizes the Company's operating results excluding a non-cash impairment charge related to the bankruptcy of Lehman Brothers Holdings which has negatively impacted the value of a medium term note and the non-cash charge to earnings recognized in connection with the adoption of FAS 159 (The Fair Value Option of Financial Assets and Financial Liabilities). This new accounting pronouncement is effective as of January 1, 2008 and requires that the change in fair value of certain financial instruments be reflected through the income statement. Oneida Financial Corp. has adopted this accounting treatment for the preferred and common equity securities it holds in the investment portfolio of the Bank. Cumulative non-cash charges through September 30, 2008 of $7.9 million, net of taxes of $2.1 million related to the change in fair value of these investment securities represents the difference between reported results and operating results, as presented in the above tables. The Company intends to continue holding these securities. Future earnings may reflect an increase in value as market conditions improve. The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these items enables management to perform a more effective evaluation and comparison of the Company's results and assess performance in relation to the Company's ongoing operations.

      Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The investment charges we recorded during the recent quarter are a reflection of the economic and credit crisis the world financial markets are currently experiencing. As recently as August of this year, Freddie Mac and Lehman Brothers were considered among the highest quality investment securities available in the market as determined by the national rating agencies and are widely held by banks, insurance companies, and pension funds. Oneida Financial Corp. does not invest in high risk or esoteric loans or investments." Kallet continued, "At a time when many financial institutions are contracting, Oneida Financial Corp. has continued to expand, we have excess liquidity for lending purposes and sufficient capital to absorb the impact of this economic cycle." Kallet concluded, "Oneida Financial Corp. continues to maintain consistent operating results and measurable asset growth despite the difficult operating environment and uncertain economic times our country and our industry is currently experiencing."

      Total assets increased $36.3 million or 7.1%, to $549.9 million at September 30, 2008 from $513.6 million at September 30, 2007. The increase in the Company's assets is the result of an increase in loans receivable and an increase in mortgage-backed securities. Loans receivable increased $18.4 million to $298.7 million at September 30, 2008 as compared with September 30, 2007, reflecting loan origination activities of Oneida Savings Bank. The increase in loans receivable was partially offset by the sale of $17.7 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. The Company does not originate and has no direct exposure to sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages. Mortgage-backed securities increased $41.9 million to $75.6 million at September 30, 2008 as compared with $33.6 million at September 30, 2007. Investment securities decreased $32.2 million to $62.7 million at September 30, 2008 as compared with $94.8 million at September 30, 2007 primarily due to the adoption of FAS 159 resulting in the reclassification of certain investment securities to that of trading securities. Total deposits increased $45.8 million to $439.7 million at September 30, 2008. Contributing to the increase in total deposits has been an increase in municipal deposits offered through Oneida Savings Bank's limited purpose commercial banking subsidiary, State Bank of Chittenango. Municipal deposits increased $32.8 million to $61.2 million at September 30, 2008 from $28.4 million at September 30, 2007. The Company's loan-to-deposit ratio at September 30, 2008 is 67.9% indicating significant liquidity available for lending activities.

      Net interest income increased for the third quarter of 2008 to $3.9 million compared with $3.5 million for the third quarter of 2007. The increase in net interest income primarily is due to the average cost of interest-bearing liabilities decreasing to a greater extent than the average yield on interest-earning assets and the growth in interest-earning assets. The net interest margin was 3.37% for the three months ending September 30, 2008 as compared with 3.37% for the same period in 2007. For the nine month period ended September 30, 2008 the Bank's net interest margin was 3.36% compared to 3.36% for the same period in 2007.

      Interest income was $6.7 million for the third quarter of 2008 as compared with interest income of $6.7 million during the same period in 2007. The consistent level of interest income during the three months ended September 30, 2008 resulted primarily from an increase in the average balances of interest-earning assets during the current period of $45.4 million. The increase was partially offset by a decrease in the yield of 62 basis points on interest earning assets, reflecting the decrease in market interest rates during the current quarter.

      Total interest expense decreased to $2.7 million for the three months ended September 30, 2008. This is compared with interest expense of $3.1 million during the same 2007 period. The decrease for the three months ended September 30, 2008 was due to a decrease in the cost of 75 basis points of interest-bearing liabilities during the third quarter of 2008 as compared with the same period in 2007 to 2.53% from 3.28%, partially offset by an increase in the average balances of interest-bearing liabilities during the current period of $51.8 million. Average borrowed funds outstanding were $57.4 million for the three months ending September 30, 2008, compared with $57.1 million in average borrowings outstanding during the third quarter of 2007. Interest expense on deposits decreased during the third quarter of 2008 to $2.1 million from $2.4 million as compared with the same period of 2007. Average interest-bearing deposits were $371.6 million for the three months ending September 30, 2008, compared with $320.0 million during the third quarter of 2007.

      Net investment losses for the three months ended September 30, 2008 were $7.3 million. Net investment losses for the nine months ended September 30, 2008 were $7.8 million compared with a net investment gain of $1,000 for the comparable period in 2007. The increase in net investment losses was the result of the fair value non-cash adjustments for certain investment securities which resulted in cumulative charges against earnings of $7.0 million and an non-cash impairment charge recorded for the Company's investment in a medium term note in Lehman Brothers Holdings of $832,000 during the third quarter of 2008 as previously described. These non-cash investment charges were partially offset by realized investment gains of $24,000 during the nine months ended September 30, 2008.

      Non-interest income was $4.5 million during the third quarter of 2008 as compared with $4.6 million during the comparable 2007 period. Non-interest income for the nine months ended September 30, 2008 was $13.6 million as compared with $13.3 million during the nine month period ended September 30, 2007. The increase in non-interest income during the nine month period ended September 30, 2008 was supported by an increased level of service charges on deposit accounts, increasing $222,000 or 12.2% for the nine months ended
September 30, 2008 compared with 2007 primarily the result of the growth in total deposits. Commissions and fees on the sale of non-banking products through the Company's subsidiaries for the nine months ended September 30, 2008 decreased 1.3% as compared with the same period during 2007. Our insurance and financial services subsidiaries, Bailey Haskell & LaLonde, and Benefit Consulting Group, Inc. continue to contribute favorably to the Company's overall performance by developing creative products and services which allow these companies to compete in a softening insurance market.

      Non-interest expense was $7.0 million for the three months ended September 30, 2008 compared with $6.8 million for the three months ended September 30, 2007. Non-interest expense for the nine months ended September 30, 2008 was $21.5 million as compared with $20.0 million during the nine month period ended September 30, 2007. The increase in non-interest expense is primarily the result of an increase in employee compensation and benefits, equipment and other operating expenses associated with the expansion of our banking franchise resulting from the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. In addition, an increase in operating expenses associated with our insurance agency and consulting subsidiaries contributed to the increase in non-interest expense.

      Provision for loan losses of $125,000 were made during third quarter of 2008 with no provisions made during the 2007 period. Provision for loan losses for the nine months ended September 30, 2008 was $275,000 as compared with no provisions made during the nine month period ended September 30, 2007. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The Bank continues to maintain a low level of net loan charge-offs and non-performing assets, however, remains prudent in analyzing the potential risks of a further downturn in the economy and the ability of borrowers to repay their debt obligations thus supporting the provision for loan losses during the third quarter of 2008. The ratio of the loan loss allowance to loans receivable is 0.83% at September 30, 2008 compared with a ratio of 0.91% at September 30, 2007. The level of the allowance as a percentage of loans outstanding is deemed to be adequate based upon management's assessment of various credit factors.

      Stockholders' equity was $50.7 million, or 9.2% of assets at September 30, 2008 compared with $58.6 million, or 11.4% of assets, at September 30, 2007. The decrease in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the adoption of FAS 159 on January 1, 2008. In addition, stockholders' equity was reduced through the payment of cash dividends in February and August of 2008. Partially offsetting the decreases in stockholders' equity was the contribution of net earnings during the fourth quarter of 2007 and the first and second quarters of 2008.

      This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

      All financial information provided at and for the quarter and nine months ended September 30, 2008 and 2007, and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                          At            At           At            At            At
Selected Financial Data                 Sep 30,       Jun 30,      Mar 31,       Dec 31,       Sep 30,
(in thousands except per share data)     2008          2008         2008          2007          2007
                                     ------------------------------------------------------------------
                                     (unaudited)   (unaudited)    (audited)    (unaudited)   (unaudited)
Total Assets                         $  549,905    $  549,116    $  542,655    $  522,315    $  513,562
Loans receivable, net                   298,703       290,740       280,969       284,418       280,293
Mortgage-backed securities               75,562        78,820        65,219        46,583        33,646
Investment securities                    62,650        72,720        81,481        95,811        94,831
Trading securities                        6,591        13,037        13,041             0             0
Goodwill and other intangibles           25,196        25,369        25,430        25,434        25,529
Interest bearing deposits               373,781       362,130       358,232       334,444       327,957
Non-interest bearing deposits            65,896        65,879        63,940        65,685        65,005
Borrowings                               51,900        58,900        56,400        56,400        56,400
Shareholders' Equity                     50,689        56,927        58,775        59,340        58,633

Book value per share
   (end of period)                   $     6.56    $     7.37    $     7.61    $     7.68    $     7.63
Tangible value per share
   (end of period)                   $     3.30    $     4.08    $     4.32    $     4.39    $     4.31

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)           0.11%         0.09%         0.09%         0.07%         0.05%
Allowance for Loan Losses to
    Loans Receivable, net                  0.83%         0.87%         0.89%         0.88%         0.91%
Average Equity to Average Assets          10.60%        10.96%        11.22%        11.83%        11.41%

Regulatory Capital Ratios
Total Capital
    to Risk Weighted Assets               10.01%        10.42%        10.48%        10.18%        10.58%
Tier 1 Capital
    to Risk Weighted Assets                9.32%         9.71%         9.77%         9.45%         9.84%
Tier 1 Capital
    to Avearge Assets                      6.30%         6.67%         6.84%         6.60%         7.02%


                                            Quarter ended                Year to date
Selected Operating Data                Sept 30,       Sept 30,       Sept 30,     Sept 30,
(in thousands except per share data)     2008           2007          2008          2007
                                      ------------------------------------------------------
                                      (unaudited)    (unaudited)   (unaudited)   (unaudited)
Interest income:
   Interest and fees on loans         $    4,634     $    4,816    $   13,857     $   13,669
   Interest and dividends
      on investments                       1,998          1,627         6,078          4,507
   Interest on fed funds                      19            216           160            639
                                      ----------     ----------    ----------     ----------
      Total interest income                6,651          6,659        20,095         18,815
Interest expense:
   Interest on deposits                    2,081          2,415         6,623          6,480
   Interest on borrowings                    646            702         1,958          2,270
                                      ----------     ----------    ----------     ----------
      Total interest expense               2,727          3,117         8,581          8,750
                                      ----------     ----------    ----------     ----------
Net interest income                        3,924          3,542        11,514         10,065
   Provision for loan losses                 125             --           275             --
                                      ----------     ----------    ----------     ----------
Net interest income after
     provision for loan losses             3,799          3,542        11,239         10,065
                                      ----------     ----------    ----------     ----------

Net investment (losses) gains             (7,262)            --        (7,843)             1
                                      ----------     ----------    ----------     ----------
Non-interest income:
   Service charges on deposit accts          728            644         2,046          1,824
   Commissions and fees on sales
       of non-banking products             3,178          3,486        10,050         10,184
   Other revenue from operations             562            428         1,471          1,326
                                      ----------     ----------    ----------     ----------
      Total non-interest income            4,468          4,558        13,567         13,334
Non-interest expense
   Salaries and employee benefits          4,361          4,222        13,656         12,671
   Equipment and net occupancy             1,237          1,103         3,520          3,225
   Intangible amortization                   134            153           408            394
   Other costs of operations               1,315          1,317         3,952          3,734
                                      ----------     ----------    ----------     ----------
      Total non-interest expense           7,047          6,795        21,536         20,024
                                      ----------     ----------    ----------     ----------
Income (loss) before income taxes         (6,042)         1,305        (4,573)         3,376
Income tax provision                      (1,614)           374        (1,220)           943
                                      ----------     ----------    ----------     ----------
Net (loss) income                     $   (4,428)    $      931    $   (3,353)    $    2,433
                                      ==========     ==========    ==========     ==========

Net (loss) income per common
   share ( EPS - Basic )              $    (0.57)    $     0.12    $    (0.43)    $     0.32
                                      ==========     ==========    ==========     ==========
Net (loss) income per common
   share ( EPS - Diluted)             $    (0.57)    $     0.12    $    (0.43)    $     0.31
                                      ==========     ==========    ==========     ==========

Cash Dividends Paid                   $     0.24     $     0.24    $     0.24     $     0.24
                                      ==========     ==========    ==========     ==========

Return on Average Assets                  -3.20%           0.73%       -0.82%           0.67%
Return on Average Equity                 -32.26%           6.42%       -7.75%           5.56%
Return on Average Tangible Equity        -59.88%          11.46%      -13.83%           8.82%
Net Interest Margin                         3.37%          3.37%         3.36%          3.36%


                                         Third         Second         First        Fourth         Third
Selected Operating Data                 Quarter        Quarter       Quarter       Quarter       Quarter
(in thousands except per share data)      2008          2008          2008           2007          2007
                                      --------------------------------------------------------------------
                                      (unaudited)    (unaudited)   (unaudited)    (unaudited)   (unaudited)
Interest income:
   Interest and fees on loans         $    4,634     $    4,518    $    4,704     $    4,882    $    4,816
   Interest and dividends
      on investments                       1,998          2,124         1,956          1,786         1,627
   Interest on fed funds                      19             76            65            190           216
                                      ----------     ----------    ----------     ----------    ----------
      Total interest income                6,651          6,718         6,725          6,858         6,659
Interest expense:
   Interest on deposits                    2,081          2,207         2,334          2,557         2,415
   Interest on borrowings                    646            644           668            721           702
                                      ----------     ----------    ----------     ----------    ----------
      Total interest expense               2,727          2,851         3,002          3,278         3,117
                                      ----------     ----------    ----------     ----------    ----------
Net interest income                        3,924          3,867         3,723          3,580         3,542
   Provision for loan losses                 125            150            --             --            --
                                      ----------     ----------    ----------     ----------    ----------
Net interest income after
     provision for loan losses             3,799          3,717         3,723          3,580         3,542
                                      ----------     ----------    ----------     ----------    ----------

   Net investment (losses) gains          (7,262)            27          (608)           352            --
                                      ----------     ----------    ----------     ----------    ----------
Non-interest income:
   Service charges on deposit accts          728            678           640            722           644
   Commissions and fees on sales
       of non-banking products             3,178          3,373         3,500          3,337         3,486
   Other revenue from operations             562            423           485            445           428
                                      ----------     ----------    ----------     ----------    ----------
      Total non-interest income            4,468          4,474         4,625          4,504         4,558
Non-interest expense
   Salaries and employee benefits          4,361          4,715         4,580          4,313         4,222
   Equipment and net occupancy             1,237          1,070         1,214          1,202         1,103
   Intangible amortization                   134            134           141            154           153
   Other costs of operations               1,315          1,414         1,221          1,271         1,317
                                      ----------     ----------    ----------     ----------    ----------
      Total non-interest expense           7,047          7,333         7,156          6,940         6,795
                                      ----------     ----------    ----------     ----------    ----------
Income (loss) before income taxes         (6,042)           885           584          1,496         1,305
Income tax provision                      (1,614)           239           155            424           374
                                      ----------     ----------    ----------     ----------    ----------
Net (loss) income                     $   (4,428)    $      646    $      429     $    1,072    $      931
                                      ==========     ==========    ==========     ==========    ==========

Net (loss) income per common
   share ( EPS - Basic )              $    (0.57)    $     0.08    $     0.06     $     0.14    $     0.12
                                      ==========     ==========    ==========     ==========    ==========
Net (loss) income per common
   share ( EPS - Diluted)             $    (0.57)    $     0.08    $     0.06     $     0.14    $     0.12
                                      ==========     ==========    ==========     ==========    ==========

Cash Dividends Paid                   $     0.24     $     0.00    $     0.24     $     0.00    $     0.24
                                      ==========     ==========    ==========     ==========    ==========

Return on Average Assets                  -3.20%           0.47%         0.32%          0.82%         0.73%
Return on Average Equity                 -32.26%           4.39%         2.90%          7.28%         6.42%
Return on Average Tangible Equity        -59.88%           7.71%         5.07%         12.82%        11.46%
Net Interest Margin                         3.37%          3.34%         3.38%          3.30%         3.37%